SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

North American DataCom, Inc.
(Exact name as specified in its charter)

Delaware	84-1067694
(State or other jurisdiction of Incorporation)	(I.R.S. Employer identification No.)

751 County Road 989, Building 1000, Iuka, MS 38852
(Address and Principal Executive Office and Zip Code)

Employee Compensation and Consulting Services Agreement
(Full title of plan)

Robert R. Crawford
751 County Road 989, Building 1000, Iuka, MS 38852
(Name and address of agent for service)

(662) 442-5050
(Telephone number, including area code, of agent for service)

Copy to:
Lawrence R. Lonergan
Attorney at Law
325 Broadway, Suite 504
New York, NY 10007
(212) 571-7410
(Name, address and telephone number, including area code, of counsel)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $.0001)	1,080,476 Shares	$0.19	$205,290	$52.00
Estimated solely for the purpose of calculating the amount of registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the price of the shares of $.0.19 based upon the closing bid price of the shares on June 26, 2001.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Registration Statement on Form S-8 provides for the issuance of a total of 1,080,476 shares of common stock, par value $.0001 per share of North American DataCom, Inc. ("NADA"), as follows: Robert R. Crawford, NADA’s president, CEO and a director, 400,000 shares; Bryan Forman, NADA’s vice president and president of NADA’s subsidiary, North American InfoTech, LLC, 437,500 shares; Robert Elmes, former director of provisioning for North American InfoTech, LLC, 34,295 shares; Robert Mecchi, former director of the network operating center of North American InfoTech, LLC, 40,064 shares; and Burt Meiklejohn, former employee at of North American InfoTech, LLC, 68,617 shares. Each of the foregoing persons were issued shares included in this Registration Statement for bona fide services to NADA as compensation in lieu of cash compensation. In addition to the above this Registration Statement provides for the issuance of shares to individual persons who have provided bona fide consulting services to the NADA as follows: Thomas J. Craft, Jr., 40,000 shares; Richard Rubin, 40,000 shares; and Ivo Heiden, 20,000 shares. Messrs. Craft, Rubin and Heiden have been providing the NADA with corporate securities compliance services under a written agreement dated May 8, 2001, attached as Exhibit 99.1. The services of the consultants include the preparation of NADA’s reports under the Exchange Act, review of and assistance in connection with the NADA’s registration statement on Form S-1 or such other form under the Securities Act of 1933 and such other corporate securities compliance services as may be agreed upon by the NADA and the Messrs. Craft, Rubin and Heiden.

Item 2. Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by NADA with the SEC are incorporated by reference herein:

(a) the Annual Report on Form 10-K for its fiscal year ended June 30, 2000 (Commission File No. 33-17679-D)

(b) all other reports filed by NADA pursuant to Section 13 or Section 15 (d) of the Exchange Act, since June 30, 2000 through the date hereof; and

(c) any document filed by NADA with the SEC pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares registered hereunder have been sold or that deregisters all such shares then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Reference is made to Item 9, Description of Securities, in NADA’s Registration Statement on Form S-1/A, Commission File No. 333-51748, filed with the Commission on January 29, 2001.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officer

North American DataCom, Inc.’s Certificate of Incorporation, as amended, provides the right to indemnify of our officers and directors to the fullest extent permitted by Delaware law. In addition, under the Certificate of Incorporation, as amended, no director shall be liable personally to NADA or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to NADA or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director receives improper personal benefit.

The General Corporation Law of the State of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation, as amended, of North American Datacom, Inc., contains a provision which eliminates directors' personal liability as set forth above. The General Corporation Law of the State of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise. North American DataCom, Inc.'s Certificate of Incorporation, as amended, provides that it is empowered to indemnify, to the fullest extent as expressly authorized by the General Corporation Law of the State of Delaware, the directors and officers of NADA. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise. North American DataCom, Inc., as permitted by the General Corporation Law of the State of Delaware, may purchase liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers or directors subject to limitations and conditions as set forth in the policies.

Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NADA pursuant to the foregoing provisions, or otherwise, NADA has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 5.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by NADA pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that NADA includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by NADA pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of NADA's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, NADA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iuka, State of Mississippi on June 26, 2001.

North American DataCom, Inc.

By /s/ Robert Crawford

Robert Crawford, President

INDEX TO EXHIBITS

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.	6
23.1 Consent of Independent Certified Public Accountants.	6
23.2 Consent of Counsel (included as part of Exhibit 5.1).	6
99.1 Securities Compliance Services Agreement.	7

Exhibit 5.1

OPINION OF COUNSEL
Lawrence R. Lonergan
Attorney at Law
325 Broadway, Suite 504
New York, NY 10007
(212) 571-7410

June 27, 2001
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Re: Registration Statement on Form S-8

Gentleman:

I have acted as counsel for North American DataCom, Inc. in connection with the preparation and filing of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 1,080,476 shares of common stock, $0.0001 par value issuable pursuant to individuals who are present or former employees of the North American DataCom and/or its subsidiary, North American InfoTech, LLC, and to individual consultants under a Securities Compliance Services Agreement.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the North American DataCom, Inc. and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of North American DataCom, Inc., and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of common stock issuable under this Registration Statement are duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ Lawrence R. Lonergan

Lawrence R. Lonergan, Esq.

Exhibit 23.1

BDO	BDO Seidman, LLP	Clark Tower
	Accountants and Consultants	5100 Poplar Avenue, Suite 2600
Memphis, Tennessee 38137
Telephone: 901-680-7600
Fax: 901-680-7601

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
North American DataCom, Inc.
Iuka, Mississippi

We hereby consent to the incorporation by reference in this Registration Statement of our report dated September 18, 2000, relating to the consolidated financial statements of North American DataCom, Inc., appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

Memphis, Tennessee

June 27, 2001

Exhibit 99.1

SECURITIES COMPLIANCE SERVICES AGREEMENT

THIS SECURITIES COMPLIANCE SERVICES AGREEMENT (the "Agreement") is dated this 8th day of May 2001, between North American Datacom, Inc. ("NADA"), with offices located at 751 County Road 989, Building 1000, Iuka, MS 38852, and CR Capital Services Inc. ("CRCS"), with offices located at 301 Clematis Street, Suite 3000, West Palm Beach, FL 33401 and 730 Fifth Avenue, Suite 911, New York, NY 10019.

WHEREAS, NADA and CRCS desire to enter into an initial securities compliance services relationship pursuant to which CRCS and its principals, Richard Rubin, Thomas J. Craft, Jr. and Ivo Heiden (hereinafter, collectively "CRCS"), shall provide certain corporate securities compliance services to NADA as set forth hereinbelow.

NOW THEREFORE, the parties agree as follows:

1. Term: This Agreement shall be for the initial term commencing on the date set forth above and ending ninety (90) days from the date of this Agreement (the "Initial Term"), subject to an extension for a period of one (1) year from the expiration of the ninety (90) day term, upon mutual agreement in writing prior to the expiration of the Initial Term of this Agreement. Any extension shall provide for additional consideration to CRCS and shall provide for additional services beyond the Initial Services defined in Section 2 below.

2. Initial Securities Compliance Services: NADA hereby initially retains CRCS to provide certain legal and corporate securities services (the "Initial Services") related to (i) preparation of NADA’s Quarterly Report on Form 10-Q for the three and nine-month periods ended March 31, 2001 under the Securities Exchange Act of 1934 (the "Exchange Act") and the timely filing of such Report with the Securities and Exchange Commission ("SEC") through CRCS’s in-house EDGAR Filing Department prior to May 15, 2001; (ii) consultation regarding the structure of proposed capital raising agreements between NADA and third parties; (iii) preliminary review of the Form S-1 draft prepared by counsel to NADA; (iv) preparation and filing of a registration statement on Form S-8 registering, among other shares of NADA common stock, par value $.0001 (the "Shares"), the Shares being issued to the principals of CRCS as provided in Section 3 below; and (v) such other securities compliance services as the parties may agree in furtherance of (i) through (iv) above.

3. Initial Consideration: As consideration for the Initial Services to be provided by CRCS as set forth in Section 2 above, NADA agrees that CRCS shall prepare at the direction of NADA within a date not later than thirty (30) days after the filing of the Form 10-Q for the period ended March 31, 2001, a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"). This registration statement shall include, among other Shares, a total of 100,000 Shares issued in the names of the principals of CRCS, Thomas J. Craft, Jr., Richard Rubin and Ivo Heiden, who are the individuals who shall be providing the actual bona fide services through CRCS for the benefit of NADA, in compliance with the requirements under the Act and the rules and regulations promulgated by the SEC thereunder.

4. Optional Additional Services: It is contemplated but the parties have not agreed that CRCS may be engaged to provide additional services to NADA, beyond the Initial Services and for a period longer than the Initial Term. Any additional consideration for such additional and further services has not been agreed upon and NADA is not obligated by this Agreement to engage CRCS for any additional services nor is CRCS entitled to any additional consideration under this Agreement. If the parties agree to extend the Initial Term to engage CRCS for additional services, such additional services shall include, among other services the following:

(i) preparation of NADA’s Annual Report on Form 10-K for its year ended June 30, 2001, working with NADA and its independent public accounting firm, for timely filing of such Form 10-K;

(ii) preparation of such other reports required by NADA under the Exchange Act during the extended term of this Agreement, and any amendments to such reports required under the Exchange Act and/or as a result of any comment letter from the SEC, from time to time, in order for NADA to continue to remain current under the Exchange Act during the term of this Agreement and any renewal;

(iii) preparation and filing of a registration statement under the Securities Act of 1933, as amended (the "Act") as NADA shall require including registration statements on Form S-1, Form S-3, if available, and such other forms under the Act;

(iv) preparation of any preliminary and definitive proxy statement on Schedule 14A as may be required under Section 14A of the Exchange Act and under applicable state statutes;

(v) rendering continuous corporate securities compliance advise and services to NADA for the purpose of continued compliance with the Federal and state securities laws including but not limited to preparation and review with NADA’s management of a stock option plan and such documents and agreements as may be required in connection with NADA’s corporate finance matters, among others;

(vi) reviewing all draft and final minutes of meetings of NADA’s board of directors and other appropriate corporate and legal documentation, at the written request of NADA, and as may be necessary for corporate governance including written opinions for the transfer of securities under Federal and state securities rules and law; and

(vii) providing such other Services as may be reasonably required by the board of directors of NADA and its chief executive officer from time to time during this Agreement.

5. Independent Contractor: At all times during the term of this Agreement, CRCS shall be an independent contractor of NADA under this Agreement and the principals of CRCS shall not be deemed employees of NADA.

6. Compliance With All Applicable Law: CRCS acknowledges that NADA is required to comply with the Act, the Exchange Act, and the rules promulgated by the Securities and Exchange Commission, including the rules requiring NADA to remain current under the Exchange Act, and the applicable securities and other laws of various states. CRCS hereby agrees that in performance of its Services provided by this Agreement, CRCS will comply with all applicable laws and rules. CRCS further represent that it is fully authorized to perform the Services contemplated herein and will take all reasonable action necessary to assist NADA in remaining current in its reporting requirements under the Exchange Act.

7. Indemnification: CRCS shall each indemnify and hold harmless NADA from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable attorney’s fees, incurred in litigation or otherwise, assessed, incurred or sustained by or against NADA with respect to or arising out of the performance of the Services provided by CRCS under this Agreement excepting only those losses caused by the gross negligence or willful misconduct of NADA. NADA shall indemnify and hold harmless CRCS from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes, of action, proceedings, judgments and liabilities, including reasonable attorney’s fees, incurred in litigation or otherwise, assessed, incurred or sustained by or against CRCS with respect to or arising out of the performance of Services under this Agreement excepting only those losses caused by the negligence or willful misconduct of CRCS.

8. Miscellaneous:

a. Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, writings, and negotiations, both oral and written, among the parties hereto with respect to such subject matter. The parties expressly state that they are authorized to enter into and fulfill the provisions under this Agreement and are authorized to provide the Services set forth hereinabove.

b. Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

c. Waivers and Remedies: The waiver by any of the parties hereto of any other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

d. Severability: The invalidity of any one or more of the words, phrases, sentences, clause, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed ads of such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection of subsections had not been inserted.

e. Descriptive Headings: The descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

f. Counterparts: This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

g. Notices: All notices required to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses:

If to NADA, then to:
Robert Crawford, President and Secretary
North American Datacom, Inc.
751 County Road 989, Building 1000
Iuka, MS 38852
If to CRCS, then to:
CR Capital Services, Inc.
Attention: Thomas J. Craft, Jr., President
301 Clematis Street-Suite 3000
West Palm Beach, FL 33401
With a copy to:
CR Capital Services, Inc.
Attention: Richard Rubin, Secretary
730 Fifth Avenue, Suite 911
New York, New York 10019

h. Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefits of the parties hereto and its respective successors and assigns. None of the parties hereto shall assign any of its rights or obligations hereunder, except that CRCS has the right to designate the names of the individuals to whom the Shares and any Option Shares shall be issued, by written notice to NADA.

i. Applicable Law: This Agreement shall be governed by and shall be construed, interpreted and enforced in accordance with the laws of the State of Florida and any dispute arising under this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association with hearings if any to take place in the Palm Beach County, State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CR CAPITAL SERVICES INC. NORTH American DATACOM, Inc.

By: /s/ Richard Rubin         By: /s/ Robert Crawford

Richard Rubin, Secretary         Robert Crawford, President and Secretary